Exhibit 99.1

PRESS RELEASE                                   Franklin Street Properties Corp.
--------------------------------------------------------------------------------
                                                             401 Edgewater Place
                                                                       Suite 200
                                             Wakefield, Massachusetts 01880-6210
                                                                   (781)557-1300
                                                www.franklinstreetproperties.com

Contact: Donna Brownell    877-686-9496                 FOR IMMEDIATE RELEASE

                   FRANKLIN STREET PROPERTIES CORP. ANNOUNCES
                           THIRD QUARTER 2005 RESULTS

Wakefield, MA -- October 31, 2005 -- Franklin Street Properties Corp. ("Franklin Street Properties", the "Company" or "FSP") (AMEX: FSP) announced today net income, Earnings Per Share (EPS) and Cash Available for Distribution (CAD) for the three and nine months ended September 30, 2005.

The Company evaluates its performance based on net income, EPS and CAD, and believes each is an important measure. The Company considers these measurements in determining distributions paid to equity holders. A reconciliation of net income to CAD is provided on page 2 of this press release.

      o EPS for the three months ended September 30, 2005 increased $0.30 per share to $0.44 per share compared to the three months ended September 30, 2004. Net income was $26.8 million or $0.44 per share (based on 60.5 million shares), compared to $6.9 million or $0.14 per share (based on 49.6 million shares) in 2004.

      o CAD for the three months ended September 30, 2005 increased $0.10 per share to $0.31 per share compared to the three months ended September 30, 2004. CAD was $18.7 million or $0.31 per share (based on 60.5 million shares), compared to $10.3 million or $0.21 per share (based on 49.6 million shares) in 2004.

      o EPS for the nine months ended September 30, 2005 increased $0.16 per share to $0.84 per share compared to the nine months ended September 30, 2004. Net income was $46.7 million or $0.84 per share (based on 55.7 million shares), compared to $33.8 million or $0.68 per share (based on 49.6 million shares) in 2004.

      o CAD for the nine months ended September 30, 2005 was $48.0 million or $0.86 per share (based on 55.7 million shares), compared to $43.0 million or $0.87 per share (based on 49.6 million shares) for the same period in 2004.

The increases in net income and CAD for the three and nine month periods ended September 30, 2005 were primarily attributable to:

      o Increased net operating income from four properties acquired by merger effective April 30, 2005, and acquisitions of two properties in Colorado and Indiana. The purchase price of the properties acquired was financed with proceeds from asset sales of properties in our portfolio. The last two asset sales, which were for two residential properties in Houston, were completed in October and our line of credit was repaid in full.

      o Gains on sales of assets for the three and nine month periods ended September 30, 2005 of $14.3 million and $13.2 million, respectively. Included were sales of a residential property in Louisiana and sale by transfer of interest in an office property in Maryland, which were sold at an aggregate gain of $14.0 million; a gain on contribution of land of $339,000; and a loss on the sale of a property in California of $1.1 million, which had been provided for in our second quarter, and closed in early July. Net gains on sale of assets were $0.24 per share for both the three and nine month periods.

      o Stronger investment banking results in the third quarter of 2005 compared to 2004. Gross proceeds on the sale of securities, which our investment banking revenues are based upon, for the three months ended September 30, 2005 were $44.0 million compared to $2.7 million during the same period in 2004. However, investment banking results for the nine month periods were lower in 2005 than 2004, as gross proceeds were $105.3 million compared to $134.9 million during the same period in 2004.

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                                      -2-


A reconciliation of net income to CAD is below and a CAD definition is on Supplemental Schedule E:

                                                                 Three Months Ended              Nine Months Ended
                                                                    September 30,                  September 30,
                                                            ---------------------------    ----------------------------
(In thousands except per share amounts)                          2005            2004            2005           2004
                                                                 ----            ----            ----           ----

Net income                                                    $ 26,815        $  6,945        $ 46,692        $ 33,840
     Gain on sales of assets, net                              (14,316)             --         (13,260)             --
     GAAP income from non-consolidated REITs                      (328)            (79)         (1,295)           (887)
     Distributions from non-consolidated REITs                     107              96           1,087             851
     Depreciation of real estate & intangible amortization       6,864           3,345          15,979          10,160
     Straight-line rent                                           (443)            (39)         (1,167)           (893)
     Capital expenditures                                         (360)           (374)         (2,288)           (993)
     Payments of deferred leasing costs                           (199)           (296)           (510)           (548)
     Proceeds from funded reserves                                 559             659           2,798           1,441
                                                            ---------------------------    ----------------------------
Cash Available for Distribution (CAD)                         $ 18,699        $ 10,257        $ 48,036        $ 42,971
                                                            ===========================    ============================

Per Share Data
EPS                                                           $   0.44        $   0.14        $   0.84        $   0.68
CAD                                                           $   0.31        $   0.21        $   0.86        $   0.87

Weighted average shares (basic and diluted)                     60,526          49,630          55,697          49,628
                                                            ===========================    ============================

Real Estate and Investment Banking Update

During 2005 we have acquired four properties by merger and two by acquisition. We have sold, or are under agreement to sell, a total of six properties. As of September 30, 2005, three of the six property sales were completed, and the remaining three have been classified in our balance sheet as assets held-for-sale. Earlier in October we completed the sale of two of these properties at a gain of approximately $10.2 million, and the last property sale is expected to result in a gain in December.

A supplemental schedule is attached which presents the continuing real estate portfolio of 28 properties as of September 30, 2005.

During the quarter ending September 30, 2005 we completed two investment banking transactions, one was for an office property in Dallas, Texas, and the other was for development of an office property in Houston, Texas. Another investment banking transaction is planned for the fourth quarter.

Dividend announcement:

On October 5, 2005 the Board of Directors of FSP declared a cash dividend of $0.31 per share of common stock payable on November 21, 2005 to stockholders of record as of October 31, 2005. The total amount of dividends declared to date during 2005 is $1.24 per share.


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                                      -3-


Message from George J. Carter, President and CEO

George J. Carter, President and CEO of the Company, commented as follows:

"Improving Net Income, EPS and CAD levels for the third quarter of 2005 were expected and, consequently, planned for within the FSP business/investment model. I am optimistic about the Company's financial performance outlook for the balance of 2005 and going into 2006.

More specifically, financial results for the third quarter of 2005 reflected:
#1) solid performance in rental operations from the Company's portfolio of properties; #2) significant gains from real estate sales and the reinvestment of those sale proceeds into newly-acquired properties; and #3) the closing of real estate investment banking business totaling $44 million. All three of these areas of the Company's operations are showing good potential for continued contribution to FSP's financial performance in the coming months.

#1) For the third quarter of 2005, the Company's continuing portfolio of 28 properties was 93% leased. Most of FSP's properties are suburban office buildings, and, in most of our markets, we are finding improving conditions for both occupancy and rental rates. However, there are still many tenant leases which were signed at the height of the most recent office market cycle (approximately 1997-2001). If those leases were to roll to market today either through renewal or vacancy/new tenant, many could still suffer a "roll-down" in rental rates. An improving U.S. economy and corresponding increase in demand for office space in most markets is very encouraging, and FSP is aggressively managing its lease turnover to maximize our rental operations' contribution as the office markets begin to climb back up their cyclical curve. Concern always remains about the possibility of a new, significant downturn in the broader economy that would reverse the positive trends our markets are seeing now. Disasters such as Hurricanes Katrina and Rita still have unknown longer-term economic effects, and concerns about potential rising worldwide energy prices, inflation and interest rates are likely to be influencing factors.

#2) During the third quarter of 2005, the Company sold two properties for significant gains. Early in the fourth quarter, FSP sold two additional properties also for significant gains. All of the proceeds from these sales were used to pay down the Company's line of credit, which had been drawn down to purchase two new acquisition properties ahead of the contemplated portfolio sales. FSP now owns the two new acquisition properties without any debt (i.e., all cash), as it does every other property in its portfolio. A portion of these asset sales and new acquisitions were completed using a "reverse 1031 exchange" program, which defers gain recognition for tax purposes. There continue to be properties in our portfolio which we believe have potential as sale candidates for a variety of reasons, some "property specific" and some "market driven." However, we generally consider property sales viable only if there is a potentially better property, or other investment, in which to reinvest the sale proceeds. Without any permanent mortgage debt, and with significant cash already on the balance sheet, property sales generate cash that is not currently needed for reserves or for mortgage debt pay down. Consequently, identifiable, targeted and controlled reinvestment vehicles for these sale proceeds are important. Current high market pricing and competition for potentially acceptable property acquisitions continue to present challenges, but new opportunities are beginning to appear more plentiful than in the past two years. Upgrading FSP's portfolio is an ongoing objective. In addition to new real estate acquisitions in which to reinvest proceeds from portfolio property sales, the Company, because of its public listing on the AMEX on June 2, 2005, now has the option to more easily reinvest its cash into its own stock. On October 28, 2005, FSP's Board of Directors approved a share repurchase program. The adoption of the stock repurchase program will allow the Company the option of investment of its cash in its stock in addition to investment in new acquisition properties, when the relative financial opportunity is favorable.


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

#3) Third quarter investment banking business improved over the first and second quarters of 2005, totaling $44 million of "closed-in" investor capital subscribed in two separate property transactions. One of the transactions involved the raising of $27 million to fund FSP Park Ten Development Corp., the Company's first pure development project. FSP has several properties in its portfolio which have excess developable land, and in the case of FSP Park Ten Development Corp., the Company contributed land it owned for an equity stake in the new project. We also earned a development fee from this transaction. FSP's Investment Banking group has had a difficult time during the last two years finding properties that meet its investment return criteria. Higher pricing and greater competition for quality commercial real estate have reduced the number of attractive potential acquisitions we would consider. However, new property acquisition opportunities become available all the time, and with interest rates just beginning to rise on medium- and long-term debt instruments, cap rate pricing and competitive demand pressures may start to become more favorable to our investment return model. Historically, our investment bank's equity sourcing capability tends to be somewhat counter-cyclical, and we believe that the current pricing/valuation climate for commercial investment properties is likely to be viewed in retrospect as just another point in time of what has historically been a cyclical capital market asset."

Today's news release, along with other news about Franklin Street Properties Corp., is available on the Internet at www.franklinstreetproperties.com.

A conference call is scheduled for November 1, 2005 at 10:00 a.m. (EDT) to discuss the third quarter results. The toll free number is 1-800-901-5259, passcode 91687125. Internationally, the call may be accessed by dialing 1-617-786-4514, passcode 91687125. The call will also be available via a live webcast, which can be accessed at least 10 minutes before the start time through the Webcasts & Presentations section of our Investor Relations section at www.franklinstreetproperties.com. A replay of the conference call will be available on the Company's website one hour after the call.


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

About Franklin Street Properties

FSP is a self-administered equity real estate investment trust ("REIT") that acquires, owns and operates commercial and residential properties, primarily in the suburban office segment. Our real estate operations include leasing, interim acquisition financing and asset/property management, which generate rental income, loan origination fees, development fees and management fees, respectively. Our subsidiary, FSP Investments LLC (member, NASD and SIPC), a real estate investment banking firm and a registered broker/dealer, organizes single purpose entities that own real estate and conducts the private placement of equity in those entities.

Forward-Looking Statements

Statements made in this press release that state FSP's or management's intentions, beliefs, expectations, or predictions for the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This press release may also contain forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those indicated in such forward looking statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements. Investors are cautioned that our forward-looking statements involve risks and uncertainty, including without limitation changes in economic conditions in the markets in which we own properties, changes in the demand by investors for investment in Sponsored REITs, risks of a lessening of demand for the types of real estate owned by us, changes in government regulations, and expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, additional staffing, insurance increases and real estate tax valuation reassessments. See the factors set forth our Quarterly Report on Form 10-Q for the three months ended June 30, 2005 under the caption, "Certain Factors That May Affect Future Results". Although we believe the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We will not update any of the forward looking statements after the date of this press release to conform them to actual results or to changes in our expectations that occur after such date, other than as required by law.

                           Franklin Street Properties
                                Earnings Release
                            Supplementary information
                                Table of contents

             Franklin Street Properties Financial Results            A-B
             Real estate portfolio summary information                C
             Other supplementary information                          D
             Definition of Cash Available for Distribution            E


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

                  Franklin Street Properties Financial Results
                            Supplementary Schedule A
                                Income Statement
                                   (Unaudited)

                                                                    For the                      For the
                                                              Three Months Ended            Nine Months Ended
                                                                September 30,                 September 30,
------------------------------------------------------------------------------------------------------------------
(in thousands, except per share amounts)                     2005           2004           2005           2004
==================================================================================================================

Revenue:
     Rental                                                $21,713        $ 13,672         $55,290        $44,675
Related party revenue:
     Syndication fees                                        2,856             155           6,977          8,603
     Transaction fees                                        2,850             467           6,888          9,209
     Management fees and interest income from loans            149             183           1,602            439
Other                                                            4              --              10              5
------------------------------------------------------------------------------------------------------------------

             Total revenue                                  27,572          14,477          70,767         62,931
------------------------------------------------------------------------------------------------------------------

Expenses:
     Real estate operating expenses                          4,961           2,797          11,842          8,458
     Real estate taxes and insurance                         2,826           1,690           7,296          5,572
     Depreciation and amortization                           4,218           2,639          11,130          8,256
     Selling, general and administrative                     2,034           1,626           5,601          4,921
     Commissions                                             1,457              98           3,648          4,384
     Interest                                                1,082              --           2,825            517
------------------------------------------------------------------------------------------------------------------

       Total expenses                                       16,578           8,850          42,342         32,108
------------------------------------------------------------------------------------------------------------------

Income before interest income, equity in earnings of
   non-consolidated REITs and taxes on income               10,994           5,627          28,425         30,823
Interest income                                                451             139           1,048            498
Equity in earnings of non-consolidated REITs                   328              79           1,295            464
------------------------------------------------------------------------------------------------------------------

Income before taxes on income                               11,773           5,845          30,768         31,785
Income tax expense                                             184            (216)            298            760
------------------------------------------------------------------------------------------------------------------

Income from continuing operations                           11,589           6,061          30,470         31,025
Income from discontinued operations                            910             884           2,962          2,815
Gain on sale of assets, net                                 14,316              --          13,260             --
------------------------------------------------------------------------------------------------------------------

Net income                                                 $26,815        $  6,945         $46,692        $33,840
==================================================================================================================

Weighted average number of shares outstanding,
     basic and diluted                                      60,526          49,630          55,697         49,628
==================================================================================================================

Net income from continuing operations                      $  0.19        $   0.12         $  0.55        $  0.63
Income from discontinued operations                           0.01            0.02            0.05           0.05
Gain on sale of assets, net                                   0.24              --            0.24             --
------------------------------------------------------------------------------------------------------------------
Net income per share, basic and diluted                    $  0.44        $   0.14         $  0.84        $  0.68
==================================================================================================================


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                                      -7-


                  Franklin Street Properties Financial Results
                            Supplementary Schedule B
                             Condensed Balance Sheet
                                   (Unaudited)

(in thousands, except shares and par value amounts)                             September 30,       December 31,
                                                                                     2005              2004
                                                                                     ----              ----
=================================================================================================================
Assets:
Real estate investments, net                                                      $ 562,241           $ 357,911

Acquired real estate leases, net of accumulated amortization                         33,225               6,464
Investment in non-consolidated REITs                                                  5,040               4,270
Assets held for syndication                                                              --              59,246
Assets held for sale                                                                 41,830              83,045
Cash and cash equivalents                                                            66,215              52,752
Restricted cash                                                                       1,338               1,033
Straight-line rent receivable                                                         5,240               4,122
Deferred leasing commissions, net                                                     1,330               1,127
Current and other assets                                                              2,780               3,141
-----------------------------------------------------------------------------------------------------------------
      Total assets                                                                $ 719,239           $ 573,111
=================================================================================================================

Liabilities and Stockholders' Equity:
Liabilities:
Bank note payable                                                                    37,135              59,439
Accounts payable, accrued expenses, tenant deposits & other liabilities              16,190              10,584
-----------------------------------------------------------------------------------------------------------------
     Total liabilities                                                               53,325              70,023
-----------------------------------------------------------------------------------------------------------------

Stockholders' Equity:
     Common Stock, $.0001 par value, 180,000,000 shares
        authorized, 60,525,608 and 49,630,338 issued and outstanding                      6                   5
     Additional paid-in capital                                                     677,397             512,813
     Treasury stock, 898 and 575 shares, respectively                                   (16)                (10)
     Distributions in excess of earnings                                            (11,473)             (9,720)
-----------------------------------------------------------------------------------------------------------------
     Total Stockholders' Equity                                                     665,914             503,088
-----------------------------------------------------------------------------------------------------------------

Total Liabilities and Stockholders' Equity                                        $ 719,239           $ 573,111
=================================================================================================================


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                   Franklin Street Properties Earnings Release
                            Supplementary Schedule C
                          Real Estate Portfolio Summary
                                   (Unaudited)
                               September 30, 2005

                                                 30-Sep-2005     31-Dec-2004
                                                 -----------     -----------
       Residential real estate
              Number of properties                        1                4
              Number of apartments                      228              837
              Square feet                           231,363          761,311
              Leased percentage                         100%              94%

       Commercial real estate
              Number of properties                       27               24
              Square feet                         4,018,544        3,051,748
              Leased percentage                          92%              89%

       Combined portfolio
              Number of properties                       28               28
              Square feet                         4,249,907        3,813,059
              Leased percentage                          93%              90%

Property by state:
(In Thousands
except Square Foot Data)                                       As of September 30, 2005
                                 ------------------------------------------------------------------------
                                    # of            Net          % of               Square        % of
State                            Properties     Investment     Portfolio            Feet        Portfolio
-----                            ----------     ----------     ---------            ----        ---------

Texas                                   5        $ 145,709       25.9%                1,049       24.6%
Virginia                                3           85,057       15.1%                  503       11.8%
Missouri                                2           58,641       10.4%                  349        8.2%
California                              4           48,064        8.5%                  364        8.6%
Colorado                                2           45,853        8.2%                  310        7.3%
Indiana                                 1           39,677        7.1%                  205        4.8%
Illinois                                1           27,644        4.9%                  177        4.2%
Massachusetts                           3           26,101        4.6%                  385        9.1%
Georgia                                 1           23,835        4.2%                  161        3.8%
North Carolina                          2           15,482        2.8%                  172        4.0%
Michigan                                1           15,156        2.7%                  215        5.1%
Washington                              1           14,940        2.7%                  117        2.8%
South Carolina                          1           10,703        1.9%                  144        3.4%
Maryland                                1            5,379        1.0%                   99        2.3%
                                 --------------------------------------     ----------------------------
Total                                  28        $ 562,241      100.0%                4,250      100.0%
                                 ======================================     ============================


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                   Franklin Street Properties Earnings Release
                            Supplementary Schedule D
                                   (Unaudited)
                               September 30, 2005

Property by type:
(In Thousands
except Square Foot Data)                                   As of September 30, 2005
                                   --------------------------------------------------------------------------
                                       # of           Net            % of           Square           % of
Type                                Properties    Investment       Portfolio         Feet          Portfolio
----                                ----------    ----------       ---------         ----          ---------
Apartments                                 1          16,203            2.9%             231            5.4%
Office                                    25         531,572           94.5%           3,732           87.8%
Industrial                                 2          14,466            2.6%             287            6.8%
                                   ------------------------------------------   -----------------------------
Total                                     28       $ 562,241          100.0%           4,250          100.0%
                                   ==========================================   =============================

Commercial portfolio lease expirations (1)

                              Total          % of
    Year                   Square Feet     Portfolio
    ----                   -----------     ---------
    2005                     111,354          2.8%
    2006                     755,049         18.8%
    2007                     442,552         11.0%
    2008                     149,554          3.7%
    2009                     991,426         24.7%
    2010                     736,872         18.3%
Thereafter                   831,737         20.7%
                          -------------------------
                           4,018,544          100%
                          =========================

(1) Percentages are determined based upon square footage of expiring commercial leases. Expirations exclude apartments, which generally are one year or less.


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                                      -10-


                   Franklin Street Properties Earnings Release
                            Supplementary Schedule E
              Definition of Cash Available for Distribution ("CAD")

The Company evaluates the performance of its reportable segments based on several measures including Cash Available for Distribution ("CAD") as management believes that CAD represents an important measure of the reportable segment's activity and is an important consideration in determining distributions paid to equity holders. The Company defines CAD as: net income as computed in accordance with accounting principles generally accepted in the United States of America ("GAAP"); excluding gains or losses on the sale of real estate and non-cash income from Sponsored REITs; plus certain non-cash items included in the computation of net income (depreciation and amortization and straight-line rent adjustments); plus distributions received from Sponsored REITs; plus the net proceeds from the sale of land; less purchases of property and equipment ("Capital Expenditures") and payments for deferred leasing commissions, plus proceeds from (payments to) cash reserves established at the acquisition date of the property. Depreciation and amortization, gain or loss on the sale of real estate and straight-line rents are an adjustment to CAD, as these are non-cash items included in net income. Capital expenditures, payments of deferred leasing commissions and the proceeds from (payments to) the funded reserve are an adjustment to CAD, as they represent cash items not reflected in net income.

The funded reserve represents funds that the Company has set aside in anticipation of future capital needs. These reserves are typically used for the payment of capital expenditures, deferred leasing commissions and certain tenant allowances; however, there are no legal restrictions on their use and they may be used for any Company purpose. CAD should not be considered as an alternative to net income (determined in accordance with GAAP), as an indicator of the Company's financial performance, nor as an alternative to cash flows from operating activities (determined in accordance with GAAP), nor as a measure of the Company's liquidity, nor is it necessarily indicative of sufficient cash flow to fund all of the Company's needs. Other real estate companies may define CAD in a different manner. It is at the Company's discretion to retain a portion of CAD for operational needs. We believe that in order to facilitate a clear understanding of the results of the Company, CAD should be examined in connection with net income and cash flows from operating, investing and financing activities in the consolidated financial statements.